Exhibit 10.23

Terms and Conditions:

1.0 WORK RELATED

1.1 You will devote full time to the work of SYNTEL Ltd. (herein referred as SL), and shall not undertake any direct / indirect business / work / assignment etc. even on part-time basis whether for any consideration or not, save with the prior written permission from the Company.

1.2 You will use your best efforts in the performance of employment duties assigned to you from time to time and to, at all times, act in good faith and in the best interests of SL, you will comply with all rules, regulations and procedures established by SL.

1.3 You will retire from the SL’s services on reaching the age of 60 yrs or earlier if found medically unfit. The age or date of birth already given by you in your application form would be treated as binding and final. The actual date of retirement shall be the last date of the calendar month in which you were born.

2.0 SOFTWARE RELATED

You are strictly prohibited from bringing any unauthorized / infringed copies of software in the office premises, from any external sources or copying software from one computer system to another which may include any violation of the provisions of the Copyrights Act. Non-compliance of this rule will be regarded as a serious offense and you will be subjected to appropriate disciplinary action.

3.0 INTELLECTUAL PROPERTY RIGHTS

3.1 You will agree to inform SL of full details of all your inventions, discoveries, concepts and ideas (collectively called “Developments”), whether patentable or not, including but not limited to, hardware and apparatus, products, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge, which you conceive, improve, complete, or put in to practice (whether alone or jointly with others) while you continue in the employment of SL; and which relate to the present or prospective business, work or investigations of SL; or which result from any work you do using any equipment, facilities, materials or personnel of SL; or which has or have been developed by you or under your supervision, or which result from or are suggested by any work, which you do or may do for SL.

3.2 The ownership of all “developmental” work and documentation created by you shall from the moment of its creation, vest in SL. Thus, you agree to assign and do hereby assign to SL, SL’s nominee, your entire right, title and interest in -

•	all Developments;

•	all trademarks, copyrights and mask work rights in the developments; and

•	all patent applications filed, patents granted on any development, including those in foreign countries, which you conceive or make (whether alone or with others) while employed by SL or within two (2) years of the end of your employment (if conceived as a result of your Employment)

3.3 You acknowledge existence of SL’s present and future products, know how, processes, software products, programs, codes, documentation and flowcharts in any form and agree to abide by the procedures of the Copyright Law in force in India and foreign countries, which prohibits the reproduction of such protected works, in whole or in part, or in any form or by any other means without the prior written permission of SL.

3.4 You will assign to SL your entire right, title and interest in any invention or improvement that you might make solely or jointly with others, during the course of your employment with SL relating to any and all products / services / software / software tools marketed or manufactured or developed and that you will perform any acts and execute such documents without expenses to you which, in the judgments of SL or its attorneys may be needful or desirable to secure to the Company patent protection and any / all rights relating to such invention or improvement.

4.0 NONSOLICITATION / NONCOMPLETE / NONDIVERSION

4.1 During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, you will not, without the prior written consent of SL, directly, indirectly, or through any other party solicit business from or perform services for any direct or indirect SL customer or any prospective SL customer whom you had any contact with or exposure to, at any time during the term of this Employment Agreement.

4.2 During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, you will not, without the prior written consent of SL, seek engagement or employment, either full-time or contractually with any organization that is likely to deploy you on project / assignment in Offshore or Onsite client engagement where SL is already working for the same client and where you have been engaged in a project with the client organization for a period exceeding one month. This clause does not apply if a period of one year has already exceeded from the last date of working with the specific client.

4.3 During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, you will not, without the prior written consent of SL directly, indirectly, or through any other party solicit, offer to, or accept the employment of, persons who are then, or were during the previous six (6) months, employees of SL or any SL subsidiary / associate / affiliate.

5.0 SPECIALIZED TRAINING and KNOWLEDGE ACQUISITION

5.1 If you have to undergo any specialized training in SL or arranged by SL, you will have to undertake a training agreement to serve SL for a minimum period of one year from the date of undergoing the specialized training. Liquidated damages in case of breach of agreement in this regard would be Rs. 100,000/- (Rupees One Lac only). During this training period if your performance if found to be unsatisfactory, the Company reserves the right to terminate you from this employment.

5.2 On deputation to a client site for knowledge Acquisition and subsequent Knowledge Transfer on a client’s application, either for development, enhancement, maintenance or support, you will be understood to have gathered intellectual property on behalf of SL while on such deputation. As a consequence, you shall commit to serving SL for a minimum period of six months from the date of return to India from the Onsite engagement. This clause does not apply in the event that you are transferred, within SL, to another client engagement where the value of the initial knowledge acquisition has diminished and therefore does not constitute knowledge attrition.

6.0 CONFIDENTIALITY

6.1 In connection with your providing certain products and/or services to SL and/or on behalf of SL, you will have access to information concerning SL and SL’s clients. As a condition to your being given access to such information, you agree to treat any information concerning SL and/or SL’s clients (whether prepared by SL, its advisors or otherwise) which is furnished to you by or on behalf of SL and/or SL’s clients (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term “Confidential Information” does not include information which (i) is already in your possession, or (ii) becomes generally available to the public other than as a result of a disclosure by you or (iii) becomes available to you on a non-confidential basis from a source other than SL and/or SL’s clients. The confidential Information shall be solely used for the purpose of and on behalf of SL and you further agree that disclosure of the same shall be with prior permission of SL.

6.2 You agree to promptly redeliver to SL, upon request, all Confidential Information including all Intellectual property rights, whether registered or unregistered on any tangible media and that you will not retain any copies, extracts or other reproductions in whole or in part of such material. You further agree that breach of this confidentiality letter agreement could cause irreparable harm to SL and that SL shall be entitled to any and all injunctive relief, as well as monetary damages, including reasonable attorney fees, for such breach.

7.0 ARBITRATION

All disputes or difference what so ever arising between the parties out of or related to this contract or the construction or meaning and operation or effect of this contract or the breach thereof shall be settled by arbitration in accordance with rules of arbitration of the Indian Merchant Chambers and award made in pursuant thereof shall be binding on the parties.

You or SL may demand arbitration by giving a written notice to the other party stating the nature of the controversy.

8.0 GOVERNING LAW

The validity, constructing, interpretation and performance of this Contract will be governed by Indian Laws and adjudicated upon by a competent Court in Mumbai.

9.0 REMEDIES

9.1 Notwithstanding paragraph 7.0 (Arbitration clause), you agree that your failure or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty, or representation contained in this Contract, the confidentiality Contract or any other agreement between you and SL will cause SL immediate and irreparable harm and that SL is, in addition to all other remedies available to it, entitled to immediate injunctive and equitable relief from a court having jurisdiction to prevent any breach and to secure the enforcement of its rights hereunder.

9.2 Remedies for damages procuring prior to SL’s knowledge of breach or until action in breach ends and related in any way to the effects of the breach shall include but not be limited to monetary damage, liquidated damage, attorney’s fees and other cause related to the action.

10.0 OTHERS

10.1 You will also be covered by the Company’s Mediclaim and Accident Insurance Policy.

10.2 This appointment is being made in good faith on the basis of your CV and other information provided by you during the course of SL and your mutual discussions. Any data, which is not in consonance with the information provided by you, shall result in termination of employment forthwith and you shall indemnify SL in full, for any losses suffered by SL. SL reserves the right to make suitable formal / informal checks with your educational institutions and previous employers as may be applicable. You are requested to produce all the documents as mentioned in the checklist attached on your date of joining.

10.3 You shall not accept any presents, commissions, or any kind of gratification in cash or kind from any person, party, firm or company having dealings with SL group of companies and if you are offered you will report the same immediately to SL.

10.4 On matters not specifically covered in this Employment Contract, you shall be governed by SL’s service rules, practices, etc. which are liable for modifications, additions, total or partial withdrawal, suspension / revocation, etc. from time to time. SL’s decision on all such matters shall be final and binding on you.

11.0 SEVERABILITY

If any clause in this agreement is held invalid, illegal or unenforceable for any reason, that provision shall be severed and the remainder of the provisions of this agreement will continue in full force and effect as if this agreement had been executed without such invalid provision.

For, SYNTEL Ltd.	Confirmed and Agreed to

Signature /s/ Yogesh Augen	Signature /s/ Chetan Manjarekar
Name Yogesh Augen	Your Name Chetan Manjarekar
DATE: 18th Dec - 2006	DATE: 18 Dec 2006